Exhibit 99.1

January 30, 2020

Interpace Biosciences Announces Addition to Board of Directors and Changes in Leadership

●	Ron Rocca, CEO of Exagen, appointed to Board
●	James Early, CFO announces retirement; Fred Knechtel, formerly CFO of GENEWIZ, appointed as CFO
●	Jeff Salzman, formerly of CareDX, appointed VP of Managed Care & Payer Relations

PARSIPPANY, NJ, Jan. 30, 2020 (GLOBE NEWSWIRE) -- Interpace Biosciences , Inc. (NASDAQ: IDXG) (“Interpace”) a leader in enabling personalized medicine, is pleased to announce today that Ron Rocca, President & CEO of Exagen, Inc. (NASDAQ: XGN) has been appointed to the Interpace Board of Directors. Ron has significant experience as a senior executive at companies which develop and market high value, proprietary tests. In addition to serving as CEO of Exagen since 2011, Mr. Rocca served as VP of Sales & Marketing and General Manager of Prometheus Laboratories from 2005 to 2011.

According to Steve Sullivan, Interpace’s Chairman of the Board, “We are very pleased to welcome Mr. Rocca to the Board of Interpace. His impressive executive experience will undoubtedly bring considerable value as we approach important milestones, seek to accelerate growth and position ourselves as a leader in personalized medicine.”

We are also announcing the retirement of our Chief Financial Officer and Treasurer, James Early, and the appointment of Fred Knechtel to succeed Jim. Mr. Early has been working at Interpace since 2016.

Previously, Mr. Knechtel held numerous CFO roles with companies that range in size from $100 million to $5 billion in revenue. As a public and private equity-backed company CFO, he has improved operational performance, transformed business processes, led M&A activities, and coordinated successful fund raisings and refinancing efforts. Most recently at GENEWIZ, a leading global genomics service company that provides DNA sequencing, gene synthesis, next generation sequencing and bioinformatics services, Fred led all finance/accounting, M&A and corporate finance activities. .

“We sincerely thank Jim for his service and assistance in transforming Interpace from a molecular diagnostic testing and service company into a broader based biosciences business including biopharma services that has been capitalized with two well-known private equity firms.” said Jack Stover, CEO of Interpace. Jim will assist in the transition and has also agreed to be available to assist on special projects. “We wish him all the best in his retirement,” concluded Stover.

“We welcome Fred who will lead all aspects of Interpace’s financial activities going forward. We anticipate utilizing Fred’s previous life sciences experience and expertise in working with private equity firms and public companies to establish strong organizational discipline and controls as we continue to grow, improve profitability and drive positive cash flow,” added Mr. Stover.

In addition, Interpace is announcing the hiring of Jeff Salzman as Vice President of Managed Care and Payer Relations. “Jeff has a terrific background with companies such as Quest Diagnostics, Monogram Biosciences, Vermillion and most recently CareDx where he helped establish and expand coverage for various lab tests, launched multiple genomic assays and negotiated in network contracts with national and regional payors,” added Mr. Stover.

About Interpace Biosciences

Interspace Biosciences is a leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Interpace Diagnostics is a fully integrated commercial and bioinformatics business unit that provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has four commercialized molecular tests and one test in a clinical evaluation process (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX® that differentiates lung cancer of primary vs. metastatic origin. In addition, BarreGEN® for Barrett’s Esophagus, is currently in a clinical evaluation program whereby we gather information from physicians using BarreGEN® to assist us in positioning the product for full launch, partnering and potentially supporting reimbursement with payers.

Interpace Pharma Solutions provides pharmacogenomics testing, genotyping, biorepository and other customized services to the pharmaceutical and biotech industries while also advancing personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, and improving patient care.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statement. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10Q and Current Report on Form 8-K filed September 20, 2019. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACTS:

Investor Relations - Edison Group Joseph Green

(646) 653-7030; jgreen@edisongroup.com

Source: Interpace Biosciences, Inc.